As filed with the Securities and Exchange Commission on August 25, 2023

Registration No. 333-237423

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-3

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

The Howard Hughes Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34856	93-1869991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9950 Woodloch Forest Drive, Suite 1100

The Woodlands, Texas 77380

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 741-7744

David O’Reilly

Chief Executive Officer

The Howard Hughes Corporation

9950 Woodloch Forest Drive, Suite 1100

The Woodlands, Texas 77380

(Name and address of agent for service)

(281) 929-7700

(Telephone number, including area code, of agent for service)

Copies to:

Richard M. Brand

Gregory P. Patti

Cadwalader, Wickersham & Taft

200 Liberty Street

New York, New York 10281

(212) 504-6000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

The Howard Hughes Corporation (the “Company”) is filing this post-effective amendment (“Post-Effective Amendment”) to the Automatic Shelf Registration Statement on Form S-3 (File No. 333-237423) (the “Registration Statement”), which was previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and any interests registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

On August 11, 2023, the Company completed a holding company reorganization (the “Reorganization”), whereby the Company became a wholly-owned subsidiary of Howard Hughes Holdings Inc., a Delaware Corporation (“Holdco”). The Reorganization was completed pursuant to an Agreement and Plan of Merger, dated August 11, 2023 (the “Merger Agreement”), among the Company, Holdco, and HHC Merger Sub Co., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”). In accordance with the Merger Agreement, the Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law by the merger of Merger Sub with the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Holdco (the “Merger”). At the effective time of the Merger, each outstanding share of the Company’s Common Stock was automatically converted in the Merger into one share of Holdco’s common stock, par value $0.01 per share, evidencing the same proportional interests in Holdco and having the same designation, rights, powers, and preferences, and qualifications, limitations, and restrictions as a share of the Company’s Common Stock immediately prior to the Merger. Holdco is deemed to be the successor issuer of the Company under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands Township, State of Texas, on August 25, 2023.

THE HOWARD HUGHES CORPORATION

By:	/s/ DAVID O’REILLY
Name:	David O’Reilly
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, the Post-Effective Amendment to the Registration Statement has been signed below on August 25, 2023, by the following persons in the capacities indicated.

Signature	Title
/s/ DAVID O’REILLY David O’Reilly	Chief Executive Officer and Sole Director (Principal Executive Officer)

/s/ CARLOS OLEA Carlos Olea	Chief Financial Officer (Principal Financial and Accounting Officer)